Agreement No.: PS22-016 Page 1 / 6 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. CHANGE MANAGEMENT AGREEMENT MAIN DOCUMENT This change management agreement is entered into between: (1) Volvo Car Corporation, Reg. No. 556074-3089, a limited liability company incorporated under the laws of Sweden (“Volvo Cars”); and (2) Polestar Performance AB, Reg. No. 556653-3096, a limited liability company incorporated under the laws of Sweden (“Polestar”). Each of Volvo Cars and Polestar is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have executed, on or around 31 October 2018, the “Framework Assignment and License Agreements” as well as “Car Model Assignment and License Agreements” (PS17-003 and PS18-016) in relation to the Polestar branded vehicle called Polestar 2 (the “Polestar Vehicle”), whereby Volvo Cars to Polestar, in accordance with the terms set out in the Framework Assignment and License agreement and Car Model Assignment and License Agreements has assigned certain Volvo Cars IP (the Polestar Technology and receive a license grant back to certain Common Polestar Technology) and granted certain rights and licenses to use certain Volvo Cars IP (Volvo Technology including PS Unique Volvo Technology). B. The Parties have now agreed that Volvo Cars shall, (after Job1+90 for the Polestar Vehicle), perform Change Management activities including changes, maintenance and development of the Volvo Technology, Common Polestar Technology, PS Unique Volvo Technology and Polestar Technology (including manufacturing and engineering, logistics, procurement and/or other relevant areas), which are not considered model year related changes that are regulated under the PS2 MY Program License, License Assignment and Service Agreement, ”PS2 MY Program Agreements”(PS21-007 and PS21-008), and that all Change Management shall be covered by this agreement and executed in accordance with the Change Management procedures set forth in this agreement and its appendices (the “CM Agreement”). C. For the avoidance of doubt, this CM Agreement will not have any effect on the ownership of the Volvo Technology or Polestar Technology governed by the Car Model Assignment and License Agreement or any effect on the scope of the license granted from either Party to the other Party under any Car Model Assignment and License Agreement.

Agreement No.: PS22-016 Page 2 / 6 D. In light of the foregoing, the Parties have agreed to execute this CM Agreement. 1. AGREEMENT 1.1 General This CM Agreement consists of this main document (the “Main Document”) and its appendices. The Parties acknowledge that this CM Agreement is an agreement pursuant to which the Parties shall have the right to call-off Change Management in accordance with the principles and terms of this CM Agreement. Besides this Main Document, certain general terms and conditions applicable to the performance of the Parties’ activities hereunder are set out in Appendix 2 (the “General Terms”). 1.2 Definitions All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms. 1.3 Fee and Payment terms 1.3.1 In consideration of the Change Management provided, the Third Party licenses assigned and the rights and licenses granted and the development services provided hereunder and the Parties' performance of their respective obligations under this CM Agreement, each Party agrees to pay to the other Party the Fee under the payments terms as described in Appendix 4. 1.4 Governance Forum 1.4.1 The Parties agree that governance in respect of this CM Agreement shall be handled in accordance with what is set out in the General Terms. When reference is made to a relevant governance forum, it shall for the purpose of this CM Agreement have the meaning set out below in this Section 1.4. 1.4.2 The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the CM Agreement shall be the “Steering Committee”, which regarding cooperation between Polestar and Volvo Cars is the so called Volvo and Polestar Engineering & Operations Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 1.4.3 The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Volvo Cars and Polestar Executive Alignment Meeting”. This shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 1.5 Territory Under this CM Agreement, Polestar shall be entitled to use the CM Results in all countries in the world.

Agreement No.: PS22-016 Page 3 / 6 1.6 General Terms 1.6.1 The Parties agree that the CM Agreement, and each Party’s rights and obligations hereunder, shall further be governed by the terms and conditions in Appendix 2 to this Main Document, which shall be deemed an integrated part of this Main Document. 1.7 Financial Reporting and Approval 1.7.1 The Fee payable under this CM Agreement and the basis for calculating the Fee shall be transparent and auditable to Polestar in order to understand what drives cost and to verify that the Fee is accurate. In order to achieve this, the relevant financial information in relation to any executed Change Management performed in accordance with the principles of this CM Agreement shall be provided. 1.7.2 Volvo Cars shall each year by the 15th of September provide an indicative budget for Common Change Management activities of the coming year and the estimated Polestar share of such budget and will no later than 15th of November each year send an updated version of such budget and Polestar’s share of such budget. Volvo Cars shall ask for Polestar's approval of the budget for Common Change Management activities relating to Functional Growth (Polestar shall according to Section 2.2.2 in Appendix 2 approve the technology and time of introduction). Any need for an increase of the budget for Common Change Management activities relating to Functional Growth during the year will be agreed by the Steering Committee. 1.7.3 Volvo Cars will provide a 15 months-rolling forecast via the regular financial follow up meetings at least on a quarterly basis i.e. mid-March, mid-June and mid-September. 1.7.4 Financial reporting of actual hours spent will be provided in accordance with the Template Financial Reporting attached as Appendix 3 herein. 1.8 Data Processing Agreement 1.8.1 If Volvo Cars processes any personal data on Polestar’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that the General Data Processing Agreement between the Parties dated 1 June 2019 shall apply between the Parties, and shall be deemed an integrated part of these Main Document. 1.8.2 The Parties shall at all times comply with applicable laws on data protection and privacy, in particular, but not limited to the EU Data Protection Laws (as defined in Appendix 2), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith. 1.9 Order of Priority In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply: 1. This Main Document 2. Appendix 2, General Terms

Agreement No.: PS22-016 Page 4 / 6 3. Appendix 4, Fee and Payment Terms 4. Appendix 1, Change Request Form 5. Appendix 3, Template Financial Reporting 6. Appendix 5, Product Change Management process description 7. Appendix 6, Part Categorization 1.10 Notices All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this CM Agreement shall be sent to following addresses and shall otherwise be sent in accordance with the terms in Section 15.2 in the General Terms: To Volvo Cars: Volvo Car Corporation Attention: [***] SE-405 31 Gothenburg, SWEDEN Email: [***] With a copy not constituting notice to: Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance SE-405 31 Gothenburg, SWEDEN Email: legal@volvocars.com To Polestar: Polestar Performance AB Attention: [***] Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: [***] With a copy not constituting notice to: Polestar Performance AB Legal Department Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, SWEDEN Email: legal@polestar.com

Agreement No.: PS22-016 Page 5 / 6 [Signature page follows]

Agreement No.: PS22-016

This CM Agreement has been signed electronically by both Parties.

VOLVO CAR CORPORATION

Place: Gothenburg	Place: Gothenburg
Date: Dec 30, 2022	Date: Dec 30, 2022
/s/ Maria Hemberg Signature	/s/ Johan Ekdahl Signature
Maria Hemberg General Counsel Clarification of signature and title	Johan Ekdahl CFO Clarification of signature and title

POLESTAR PERFORMANCE AB

Place:	Place: Askim
Date: Dec 30, 2022	Date: Dec 31, 2022
/s/ Anna Rudensjö Signature	/s/ Dennis Nobelius Signature
Anna Rudensjö General Counsel Clarification of signature and title	Dennis Nobelius COO Clarification of signature and title

Page 6 / 6

CHANGE MANAGEMENT AGREEMENT APPENDIX 1 CHANGE REQUEST FORM

Agreement No.: PS22-016 Page 1 / 25 CHANGE MANAGEMENT AGREEMENT APPENDIX 2 GENERAL TERMS BACKGROUND This Appendix 2, General Terms (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the CM Agreement entered into between the Parties. 1. DEFINITIONS For the purpose of these General Terms, the following terms shall have the meaning assigned to them below. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalised terms used, but not specifically defined below in this Section 1, shall have the meaning ascribed to them in the Main Document. “Affiliate” means: (a) for Polestar, any other legal entity that, directly or indirectly, is controlled by Polestar Automotive Holding UK PLC; and (b) for Volvo Cars, any other legal entity that directly or indirectly is controlled by Volvo Cars; "control" means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. The Parties, however, agree to renegotiate this definition of "Affiliates" in good faith if it in the future does not reflect the Parties' intention at the time of signing this Agreement due to a restructuring or reorganization in relation to either of the Parties. “Appendix” means an appendix to the Main Document. “Background IP” means the Intellectual Property Rights either; (a) owned by either of the Parties; or (b) created, developed or invented by directors, managers, employees or consultants of either of the Parties to which the Party has licensed rights instead of ownership and the right to grant a sublicense

Agreement No.: PS22-016 Page 2 / 25 prior to the execution of this CM Agreement, and any Intellectual Property Rights developed independently of this CM Agreement. “Car Model Assignment and License Agreement” shall have the meaning ascribed to it in Background A. in the Main Document. “Change Management” means changes, maintenance and development of Volvo Technology, PS Unique Volvo Technology, Volvo Supplier License Technology, Common Polestar Technology, Polestar Technology or Polestar Supplier License Technology (including changes, maintenance and development of, and services performed in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the changes, maintenance and development of Volvo Technology, PS Unique Technology, Volvo Supplier License Technology, Common Polestar Technology, Polestar Technology or Polestar Supplier License Technology), to be performed after Job1+90 in relation to the Polestar Vehicle. Such changes, maintenance and development consist of Quality Changes and Ratio Changes having an effect on Volvo Technology, PS Unique Volvo Technology, Volvo Supplier License Technology, Common Polestar Technology, Polestar Technology or Polestar Supplier License Technology and by which such changes, maintenance and development results shall become the CM Results. In the case of software, this also captures changes, maintenance and development which are considered to be Functional Growth, but only in so far as they are executed in accordance with the terms of this CM Agreement. “Change Request” means a request for Change Management regarding the Polestar Vehicle. A Change Request sets out the technical and functional information, describing the CM Results that shall be developed by, and the Work performed by, Volvo Cars hereunder, and shall be submitted in the format set out in the Change Request Form, as attached in Appendix 1. “Change Request Form” shall mean the format for submitting a Change Request, as attached in Appendix 1. “CM Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. “CM Results” means the outcome of the Work as described either (i) in the relevant approval documented in accordance with Section 2.2 (Common Change Management) in relation to hardware and software (Object Code and Source Code) that are common between the Parties; or (ii) in the relevant approved Change Request in accordance with Section 2.3 (Unique Change Management) in relation to hardware and software (Object Code and Source Code) that is unique to Polestar; (including but not limited to the technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be finalised by Volvo Cars on Volvo Technology, PS Unique Volvo Technology, Common Polestar Technology or Polestar Technology under the approved Change Management activity) and any other outcome or result of the activities to be performed by Volvo Cars on Volvo Technology, PS Unique Volvo Technology, Common Polestar Technology or Polestar Technology (as well as in relation to changes, maintenance and development of, and services performed in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the changes, maintenance and development of the relevant Volvo Technology, PS Unique Volvo Technology, Common

Agreement No.: PS22-016 Page 3 / 25 Polestar Technology or Polestar Technology), irrespective of whether the performance of the Work has been completed or not. “Common Change Management” means any Change Management in relation to hardware and software that are common between the Parties due to the sharing of technologies. For the sake of clarity, this means Volvo Technology and Volvo Supplier License Technology falling into category 3A and Polestar Technology falling into category 3B in Appendix 6. “Common Polestar Technology” means such Polestar Technology that are common between the Parties and that are specified as category 3B in Appendix 6 in a specific Change Management activity executed in accordance with the terms of this CM Agreement. “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this CM Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, Know- How, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this CM Agreement. “Data Room” means, if applicable, the information sharing platform agreed to be used between the Parties for making available the CM Results to Polestar. “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. “EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing. “Fee” means the fee to be paid by either Party to the other Party hereunder in accordance with what is set out in Appendix 4 to this CM Agreement. “Force Majeure Event” shall have the meaning set out in Section 15.1.1 “Functional Growth” means added functionality of software. For clarity, this does not include Quality Changes or Ratio Changes. “Gates” means the deadlines set out in the approved Change Management activity or otherwise agreed in writing between the Parties, such as time limits, milestones and gates. “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight which would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this CM Agreement.

Agreement No.: PS22-016 Page 4 / 25 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, Know-How and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. “Job1” shall mean the date on which the production of the Polestar Vehicle started. “Job1+90” shall mean, in relation to the Polestar Vehicle, the date of Final Status Report (“FSR”), which follows from VPDS and which will take place ninety (90) days after Job1. “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers. “Main Document” means the contract document, which is signed by Volvo Cars and Polestar, to which these General Terms are an Appendix. “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this CM Agreement. “Object Code” means the compiled version of the Source Code including parameter files. “Other Polestar Branded Vehicles” means Polestar branded vehicle models other than the Polestar Vehicle. “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this CM Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. “Polestar Supplier License Technology” means the Polestar Technology and Common Polestar Technology which is owned by a Third Party and licensed to Volvo Cars, and which license may be assigned to Polestar under this CM Agreement (part of category 1 and 3B in Appendix 6). “Polestar Technology” means CM Results which are specified as category 1 in Appendix 6 in a specific Change Management activity executed in accordance with the terms of this CM Agreement, and shall include but not be limited to access to drawings, specifications, calculations, protocols (including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology. “Polestar Vehicle” shall have the meaning ascribed to it in Background A. to the Main Document. “PS Unique Volvo Technology” means such Volvo Technology which is specified as category 2 in Appendix 6) in a specific Change Management activity executed in accordance with the terms of this CM Agreement.

Agreement No.: PS22-016 Page 5 / 25 “Quality Changes” means activities driven by all quality related issues or legal requirements. “Ratio Changes” means activities driven by cost efficiency initiatives. “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. “Source Code” means human-readable program statements written by a programmer or developer in a high-level or assembly language that are not directly readable by a computer and that need to be compiled into object code before they can be executed by a computer. “Territory” shall have the meaning ascribed to it in the Main Document. “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this CM Agreement. “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. “Unique Change Management” means any Change Management in relation to hardware and software that is unique to Polestar. For the sake of clarity, this means Polestar Technology falling into category 1 and PS Unique Volvo Technology falling into category 2 in Appendix 6. “Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of a Party. The right to “have made” is the right of a Party, as applicable, to have another person (or their subcontractor of any tier) make for such Party and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for such Party. “Volvo Supplier License Technology” means the Volvo Technology and PS Unique Volvo Technology which is owned by a Third Party and licensed to Volvo Cars, and which license may be sublicensed to Polestar under this CM Agreement. “Volvo Technology” means CM Results which are specified as category 2 and 3A in Appendix 6 in a specific Change Management activity executed in accordance with the terms of this CM Agreement, and shall include but not be limited to access to drawings, specifications, calculations, protocols (including test protocols), software (Object Code and Source Code), methods, processes and any similar deliverables needed for Polestar to make use of the licensed technology. “VPDS” means Volvo Cars’ procedures in development projects, ‘Volvo Product Development System’.

Agreement No.: PS22-016 Page 6 / 25 “Work” means the activities performed by Volvo Cars in relation to Change Management, including in relation to, manufacturing and engineering, logistics, procurement and/or other relevant areas, provided such is necessary for the correct implementation of the relevant changes, maintenance and development, and as further described in the relevant approved Change Management activity. 2. THE CHANGE MANAGEMENT PROCEDURE 2.1 General 2.1.1 The Parties agree and acknowledge that Volvo Cars shall lead the Change Management activities and perform the Work in accordance with what is set out hereunder. Both Parties agree to act in good faith to address and respond to any requested Change Management activities within a reasonable period of time. 2.1.2 The Parties acknowledge that they have established a categorization (numbered 1, 2, 3A, 3B, 4) of technical areas which are further described in principle in Appendix 6 and whenever the Parties refer to "category/categories” in this CM Agreement, they are referring to those categories. The categories have further been defined in Section 1 above under either Volvo Technology, PS Unique Technology, Volvo Supplier License Technology, Common Polestar Technology, Polestar Technology or Polestar Supplier License Technology. The category of any specific CM Results shall be recorded in (i) either the relevant engineering systems at Volvo Cars that record Common Change Management in accordance with Section 2.2; or (ii) the relevant approved Change Request in relation to Unique Change Management in accordance with Section 2.3. Volvo Cars shall undertake to perform all Change Management activities while respecting the principles relating to each category as further described in Appendix 6. In case there is any issue relating to the categorization of any CM Results, the issue shall be escalated in accordance with the governance process described in Section 12 below. 2.1.3 Until the Parties agree otherwise in writing or in case the Parties have not agreed upon any classification of certain CM Results, such CM Results shall be considered category 3A. 2.1.4 The Parties agree that for the purpose of quality improvements, both Parties will share vehicle quality information. The quality information is collected in for example, DRO, RVDC, TIE, QW90. 2.2 Common Change Management 2.2.1 The Parties agree and acknowledge that Volvo Cars shall lead the Common Change Management activities and perform the Work in accordance with what is set out hereunder and in accordance with the change management process further described in Appendix 5. In case of Common Change Management relating to category 3A, Volvo Cars shall keep Polestar informed and ask for Polestar's approval (including time for introduction, technology, cost, and as further described in Appendix 5) before commencing such Change Management. Volvo Cars shall record Polestar’s approval and the technological area of each case of Change Management (as described in Appendix 6 and as regulated further in the General Terms). 2.2.2 In the case of Functional Growth relating to Common Change Management Volvo Cars shall, in excess of the budget information provided in accordance with Section 1.7 of the Main Agreement, provide Polestar with information on the planned Change Management

Agreement No.: PS22-016 Page 7 / 25 activities (technology and time for introduction) for the coming calendar year. The Parties shall agree on the planned Change Management activities (technology and time for introduction) relating to Functional Growth. In the event the Parties cannot agree, the issue will be escalated to the governance process described in Section 12 below. Further, any changes with only limited impact on Polestar relating to any of the agreed planned Change Management activities relating to Functional Growth (technology and time for introduction) should not be required to be agreed by the Steering Committee. 2.2.3 In the case of Ratio Changes relating to Common Change Management activities, each activity should always be evaluated based on a business case and Polestar will be informed and may approve according to the Change Management process further detailed in Appendix 5. 2.2.4 Polestar shall have the right to, at its sole discretion, decide whether or not to accept and take part of Common Change Management. If Polestar decides not to approve of certain Common Change Management, and Volvo Cars nevertheless decides to fulfil such change management, Polestar is not entitled to take part of the thereto related CM Results and the Parties shall in good faith agree on the time before such changes shall be implemented, taking into account the reasons for such change, the estimated time for the other Party to find alternative solutions, acquiring duplicated tools etc. For the avoidance of doubt, the Parties acknowledge that in case Polestar decides not to take part of certain Common Change Management it shall not be responsible for any costs for such change, maintenance and/or development, but that Polestar may nevertheless incur other costs for not following such changes, e.g. costs for an alternative solution, duplicating tools, software version handling, etc. 2.2.5 If Polestar wants to file a request in relation to this common area of Change Management, Polestar may create an issue ticket (as further described in Appendix 5) and Volvo Cars shall evaluate and determine under its sole discretion if the requested activities may be performed as Change Management under Section 2.2.1, or if a standalone development project that must be agreed separately is necessary. 2.2.6 In case of Change Management relating to category 3B, the Parties agree that Common Change Management activities shall be performed in accordance with what is set out herein and in accordance with the change management process further described in Appendix 5. Polestar shall keep Volvo Cars informed and ask for Volvo Cars´ approval. Volvo Cars shall have the right to, at is sole discretion, decide whether or not to accept and take part of such Polestar lead Common Change Management in which case the terms of Section 2.2.4 should apply to Volvo Cars mutatis mutandis. Further, Volvo Cars should in relation to Change Management relating to category 3B have the right to file a request under the same terms applicable to Polestar under Section 2.2.5.The Parties agree and acknowledge that at the time when entering into this CM Agreement, there has not been any case of category 3B and that further amendments might be necessary to this CM Agreement to capture Change Management relating to category 3B. If needed, the Parties shall make best efforts to further amend the CM Agreements for the purpose of category 3B Change Management. 2.3 Unique Change Management 2.3.1 In case Polestar may want to call off Unique Change Management, Polestar shall file a Change Request for Change Management, using the template Change Request Form in Appendix 1 (and as further described in Appendix 5) and Volvo Cars shall evaluate if the

Agreement No.: PS22-016 Page 8 / 25 requested activities may be performed as Unique Change Management under this Section 2.3, or if a standalone development project that must be agreed separately is necessary. 2.3.2 If a request under Section 2.3.1 is able to be performed as Unique Change Management, and provided that Volvo Cars has the capacity to fulfil the request and deliver such Unique Change Management, Volvo Cars shall in writing state the estimated applicable costs and, if agreed by Polestar, the Parties shall sign and approve the relevant Change Request, which shall then considered to be a part of, and subject to the terms of, this CM Agreement. Each Change Request shall record Polestar’s approval and the relevant technology category (as described in Section 2.1.2 above) of each case of Unique Change Management. 2.4 Request and Approval of both Common and Unique Change Management 2.4.1 Each request for a Change Management activity shall describe the change requested and set forth the reasons for such requested change. Any request for Change Management activity shall be based on the Change Request Form or another process as agreed between the Parties in accordance with Section 2.2 and 2.3 and shall include at least all documentation on analysis, objective or purpose of the requested change, consequences of the change, decisions, relevant categorization of the affected technology, including, if any, the recategorization of the affected technology as a result of a specific Change Management activity, etc. necessary to decide whether to approve a request or not. Each request for a Change Management activity shall be completed in accordance with the instructions found in Appendix 1, Appendix 5, or another process as agreed in writing between the Parties. Each request and approval or disapproval of any Change Management activity shall be registered and retained in a log system accessible to both Parties. 2.4.2 The Party receiving a request or request for approval for any Change Management from the other Party shall within reasonable time respond to each request for Change Management. 2.5 Critical Change Management 2.5.1 Polestar agrees and acknowledges that in case of any Change Management were any delay would risk causing severe business, financial or legal consequences to Volvo Cars and Polestar, Volvo Cars shall have the right to immediately proceed with such Change Management without following the processes described in Section 2.2 and 2.3 above. Volvo Cars shall inform Polestar without undue delay after taking a decision to execute certain Change Management under the foregoing exception and the Parties may discuss how to best mitigate any consequences. 2.6 Development of the CM Results 2.6.1 When finalising the CM Results, Volvo Cars shall use professional, appropriate, qualified and skilled personnel, and shall ensure that its personnel have been properly educated and trained for the Work to be performed, including being fully acquainted with Polestar’s specific requirements. Volvo Cars shall avoid unnecessary changes in the personnel engaged in performing its undertakings under this CM Agreement. Volvo Cars shall work according to the same standard of care and professionalism that is done in Volvo Cars’ internal development projects. Such standard of care and professionalism, as well as Volvo Cars’ performance of its undertakings under this CM Agreement, shall however at all times correspond to Industry Standard.

Agreement No.: PS22-016 Page 9 / 25 2.6.2 Volvo Cars shall ensure that it has sufficient resources to perform its undertakings under this CM Agreement. Furthermore, Volvo Cars undertakes to ensure that the development of certain CM Results where Polestar has in writing stated that any delay would risk causing severe business, financial or legal consequences on Polestar will not be given lower priority than other Volvo Cars development while Polestar acknowledges Volvo Cars’ need to reasonable prioritize such development in alignment with any other development at Volvo Cars. 2.6.3 Volvo Cars agrees that when the CM Results have been finalised, they shall correspond to the requirements set out in this CM Agreement and shall comply with applicable laws and regulations. 2.6.4 Volvo Cars shall continuously keep Polestar informed of the generated and expected development costs in relation to the CM Results. 2.6.5 The Parties acknowledge and agree that, if it is discovered that any CM Results has been classified as Volvo Technology under this CM Agreement, but which should have been classified as PS Unique Volvo Technology, Common Polestar Technology or Polestar Technology, and/or vice versa, the Parties agree to in good faith renegotiate and agree on the reclassification of such technology and any amendment of the Fee to reflect such change. For avoidance of doubt, and as an example, this means that if the Parties agree that certain technology shall be changed from Volvo Technology to Polestar Technology, the terms and conditions herein relating to the latter shall thereafter apply to such technology. If the Parties cannot agree on such a reclassification, the issue shall be escalated in accordance with what is set out in Section 12.1. 2.7 Change Management relating to GAS 2.7.1 It is understood that Volvo Cars has entered into the Google Automotive Services License Agreement with Google (the “Volvo Cars GAS Agreement”), and Volvo Cars and Polestar have entered into the GAS Automotive Services License Agreement (“GAS Sublicense Agreement”), with the last party to sign on 19 September 2022, which sublicenses Google Automotive Services to Polestar as further described in the GAS Sublicense Agreement. Polestar intends to enter into its own [***] Services License Agreement with [***] on materially similar terms as those of the Volvo Cars GAS Agreement (the “Polestar GAS Agreement”) in due course at which point of time the Parties shall terminate the GAS Sublicense Agreement. In light of the foregoing, Volvo Cars shall ensure and undertake that: (a) All Change Management activities and CM Results under this CM Agreement shall be performed and/or created by Volvo Cars in compliance with the GAS Sublicense Agreement; (b) Following the execution of the Polestar GAS Agreement, all the Change Management activities and CM Results under this CM Agreement shall be performed and/or created by Volvo Cars in compliance with the Volvo Cars GAS Agreement and the Polestar GAS Agreement, provided that (a) the terms of such agreements do not deviate, and (b) in case there are any deviation of the terms, only after Polestar has informed Volvo Cars in writing of the relevant deviations and Volvo Cars has agreed in writing to perform and/or create any Change Management activities and CM Results under this CM Agreement in compliance

Agreement No.: PS22-016 Page 10 / 25 with such deviations. For clarity, if there are any additional costs on Volvo Cars in relation to such activity, Polestar shall compensate Volvo Cars in accordance with arm’s length principles. For clarity, the Parties shall follow all obligations as agreed in the GAS Sublicense Agreement and none of the foregoing undertakings of Volvo Cars shall relieve Polestar of any of its obligations as agreed in the GAS Sublicense Agreement. 3. INTELLECTUAL PROPERTY RIGHTS 3.1 Ownership of the CM Results 3.1.1 Volvo Cars shall be the exclusive owner of the CM Results, including all modifications, amendments and improvements thereof, except for the assignment of certain CM Results as regulated under Section 5 (Assignment of Polestar Technology). 3.2 General 3.2.1 Each Party remains the sole and exclusive owner of (i) any Intellectual Property Rights owned prior to the execution of this CM Agreement; (ii) any Intellectual Property Rights developed independently of this CM Agreement; and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party, unless such modifications, amendments or derivatives have been expressly assigned to the other Party in accordance with this CM Agreement. 3.2.2 Notwithstanding any other terms of this CM Agreement, Polestar hereby grants to Volvo Cars and its Affiliates a limited, non-exclusive, non-sublicensable license to any Polestar’s Intellectual Property Rights assigned to Polestar under this CM Agreement and any Polestar’s Background IP that is required for the sole purpose of performing any Change Management under this CM Agreement. 3.2.3 Nothing in this CM Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 3.2.4 Except as expressly regulated otherwise under this CM Agreement, (i) Volvo Cars remains the owner and holder of all CM Results and Volvo Cars’ Background IP, as well as any and all modifications, amendments and improvements thereof; and (ii) nothing in this CM Agreement shall be deemed an assignment of ownership of any CM Results and Volvo Cars’ Background IP from Volvo Cars to Polestar, except as expressly stated herein. 3.3 Polestar brand name 3.3.1 For sake of clarity, it is especially noted that this CM Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar” in communications or official documents of whatever kind. 3.3.2 This means that this CM Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

Agreement No.: PS22-016 Page 11 / 25 3.3.3 Notwithstanding the above, Volvo Cars and its Affiliates are hereby granted the right to use the Polestar's brand name or Trademarks only in so far as necessary to perform any Change Management under this CM Agreement. 3.4 Volvo brand name 3.4.1 Correspondingly, it is especially noted that this CM Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property Rights can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products. 3.4.2 This means that this CM Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 3.5 Suspected infringement 3.5.1 Polestar shall promptly (upon becoming aware) notify Volvo Cars in writing of: (a) any conduct of a Third Party that Polestar reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to Polestar hereunder; or (b) any allegations made to Polestar by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party. 3.5.2 In the event that Polestar has provided Volvo Cars a notification pursuant to Section 3.5.1 (a) above, and Volvo Cars decides not to take any action against the Third Party, Volvo Cars may approve in writing that Polestar shall be entitled to itself take action against the Third Party at its own cost. If Volvo Cars approves, it shall provide reasonable assistance to Polestar, as requested by Polestar at Polestar’s own expense. If Volvo Cars does not approve to Polestar taking such action, the issue should be escalated to the Volvo Cars and Polestar Executive Alignment Meeting for decision. 3.5.3 For the avoidance of doubt, Volvo Cars has no responsibility in the event the CM Results are alleged to infringe in any Third Party’s Intellectual Property Rights and Volvo Cars has, except for what is set out above in this Section 3.5, no obligation to defend and hold Polestar harmless from and against any alleged infringements. 4. VOLVO TECHNOLOGY 4.1 License grant 4.1.1 Volvo Cars hereby grants to Polestar a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP included in the license described hereunder)), fully paid-up (through Polestar’s due payment of the Fee), non-assignable (however assignable to Polestar’s Affiliates)

Agreement No.: PS22-016 Page 12 / 25 license to, within the Territory and only in relation to the Polestar Vehicle and Other Polestar Branded Vehicles; (a) Use, in whole or in part, the CM Results related to Volvo Technology, and any Volvo Cars’ Background IP necessary to make Use of such CM Results; and (b) design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the CM Results related to Volvo Technology and the Background IP referred to in (a) above (in whole or in part). 4.1.2 For any software included in the Volvo Technology the following shall apply: Polestar may use the Object Code in its delivered format, whether modified or unmodified, without limitations. Polestar may not transfer or sublicense the Source Code to any Third Party, in whole or in part, in any form, whether modified or unmodified. 4.1.3 Nothing in this CM Agreement shall be construed as to give Polestar any rights, including but not limited to any license rights (express or implied), to any Volvo Cars Background IP, except as expressly stated herein. 4.1.4 The license granted to Polestar under Section 4.1.1 and 4.1.2 above shall be fully sub- licensable to Polestar’s Affiliates, but shall not be sub-licensable to any Third Party without prior written approval from Volvo Cars, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Volvo Cars is an example of what could be deemed unreasonable sub-licensing) or delayed. For the avoidance of doubt, Volvo Cars shall be free to use and to grant licenses to the CM Results and any Volvo Cars’ Background IP to Volvo Cars’ Affiliates and any Third Parties without prior written consent from Polestar. 4.2 PS Unique Volvo Technology 4.2.1 Any license granted in Section 4.1.1 shall, in relation to PS Unique Volvo Technology, be exclusive instead of non-exclusive. As a consequence thereof Volvo Cars shall have no right to make any Use whatsoever of, or to grant any further licenses to, any such PS Unique Volvo Technology. With the exception of what is set out in this Section 4.2, Section 4.1 shall apply to PS Unique Volvo Technology. 4.2.2 In the event Volvo Cars in its sole discretion, determines that the PS Unique Volvo Technology, or parts thereof, shall no longer be PS Unique Volvo Technology but instead be such ordinary Volvo Technology covered only by Section 4.1 above and Volvo Cars should pay Polestar a compensation. The compensation should equal Volvo Cars’ share of Common Change management for the year when Volvo Cars’ request the technology in question to be changed from PS Unique Volvo Technology to Volvo Technology, category 3A. Should Volvo Cars request a change of PS Unique Volvo Technology to Volvo Technology after the term of this Agreement, the Parties should negotiate in good faith and agree on a compensation to be in compliance with applicable tax legislation, including but not limited to the “arm’s length principle”. The relevant PS Unique Volvo Technology shall immediately, upon Volvo Cars’ reduction or repayment of the Fee, no longer be considered PS Unique Volvo Technology but instead be considered ordinary Volvo Technology and what is set out in Section 4.1 above shall thus apply instead. For the avoidance of doubt, this inter alia implies that such previous exclusive license granted by Volvo Cars to Polestar

Agreement No.: PS22-016 Page 13 / 25 shall instead become non-exclusive. For avoidance of doubt, Volvo Cars’ right under this Section 4.2.2 may be exercised at any time also after the term of this Agreement. 4.3 Limitations in relation to Volvo Supplier License Technology 4.3.1 Polestar acknowledges that certain IP incorporated in the CM Result is owned by Third Parties (i.e., suppliers to Volvo Cars). For example, the Third Party suppliers, engaged by Volvo Cars, have developed certain vehicle parts, components or technology which form part of the CM Results and pursuant to an agreement between Volvo Cars and the relevant Third Parties, Volvo Cars has a license to the Third Party’s IP, but may not automatically be allowed to license the technology to any other party without the Third Party’s consent. Volvo Cars shall when sourcing development from any Third Party secure that Volvo Cars obtains all the rights necessary in order for Polestar to be able to make use of the CM Results on the Polestar Vehicle or any Other Polestar Vehicle. In case there are any limitations relating to Third Party IP relating to Volvo Supplier License Technology, Volvo Cars shall inform Polestar without undue delay when becoming aware of such limitations and the Parties agree and acknowledge that such Third Party’s IP shall not be licensed to Polestar until the relevant consent has been given by the Third Party. Volvo Cars shall make it´s best efforts to mitigate such limitations and if necessary, support in finding an alternative solution to the reasonable satisfaction of both Parties. Volvo Cars shall inform Polestar without undue delay once consent has been given. 5. POLESTAR TECHNOLOGY 5.1 Provision as Service and Assignment 5.1.1 Volvo Cars undertakes to provide the CM Results related to Polestar Technology as a service to Polestar and such CM Results shall consequently automatically upon creation be transferred from Volvo Cars to Polestar, in accordance with the limitations set out in Section 5.4 below. 5.1.2 Such assignment shall, unless otherwise agreed between the Parties mean that Volvo Cars assigns to Polestar all of its right, title and interest in and to the CM Results related to Polestar Technology together with the goodwill associated thereto and any and all rights of enforcement with respect to such Polestar Technology, including all rights to sue and recover for past infringement thereof, and any and all causes of action related thereto. 5.2 Grant-back license to Common Polestar Technology 5.2.1 Polestar undertakes to automatically grant Volvo Cars a license to the Common Polestar Technology. 5.2.2 Such license shall, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license hereunder)), non-assignable and give Volvo Cars a right to, within the Territory, for Volvo branded vehicles; Use, in whole or in part, such Common Polestar Technology; and (b) design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using such Common Polestar Technology (in whole or in part).

Agreement No.: PS22-016 Page 14 / 25 5.2.3 The license to be granted to Volvo Cars in accordance with Section 5.2.1 and 5.2.2 above shall be fully sub-licensable to Volvo Cars’ Affiliates without prior written consent from Polestar but shall not be sub-licensable to any Third Party without prior written approval from Polestar, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Polestar is an example of what could be deemed unreasonable sub-licensing) or delayed. The Parties further agree that Volvo Cars may further develop such licenced Common Polestar Technology, either by itself or together with its Affiliates and/or any Third Parties. For the avoidance of doubt, Polestar shall be free to Use the Common Polestar Technology licenced back to Volvo Cars and to license such Common Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars. 5.3 License to Polestar Technology not being Common Polestar Technology 5.3.1 In the event Volvo Cars requests that the Polestar Technology not being Common Polestar Technology, or parts thereof, shall be licensed to Volvo Cars, and Polestar consents, Polestar shall grant to Volvo Cars a license to such Polestar Technology. Such consent from Polestar shall not be unreasonably withheld or delayed. In such a case, Volvo Cars shall pay a compensation to Polestar. The compensation should equal Volvo Cars’ share of Common Change Management for the year when Volvo Cars’ request the technology in question to be changed from PS Unique Volvo Technology to Volvo Technology (category 3A). Should Volvo Cars request a change of PS Unique Volvo Technology to Volvo Technology after the term of this CM Agreement, the Parties should negotiate in good faith and agree on a compensation to be in compliance with applicable tax legislation, including but not limited to the “arm’s length principle”. For the avoidance of doubt, Volvo Cars’ request for a license to Polestar Technology as set out in this Section 5.3.1 may be exercised at any time also after the term of this CM Agreement. 5.3.2 Such license shall, be non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any Polestar Intellectual Property Rights included in the license described hereunder)), non-assignable and give Volvo Cars a right to, within the Territory, for Volvo branded vehicles, Use, in whole or in part, such Polestar Technology, and/or (b) design, engineer, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using such Polestar Technology (in whole or in part). 5.3.3 The license to be granted to Volvo Cars in accordance with Section 5.3.1 and 5.3.2 above shall be fully sub-licensable to Volvo Cars’ Affiliates, but shall not be sub-licensable to any Third Party without prior written consent from Polestar, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of Polestar is an example of what could be deemed unreasonable sub-licensing) or delayed. For the avoidance of doubt, Polestar shall be free to Use the Polestar Technology licensed to Volvo Cars and to license such Polestar Technology to Polestar’s Affiliates and to any Third Parties without prior written consent from Volvo Cars. 5.4 Limitations in relation to the Polestar Supplier License Technology 5.4.1 Volvo Cars acknowledges that certain IP incorporated in the CM Results is owned by Third Parties (i.e., suppliers to Polestar). For example, the Third Party suppliers that have

Agreement No.: PS22-016 Page 15 / 25 developed certain vehicle parts, components or technology which form part of certain CM Results may be subject to limitations considering the license to Volvo Cars in accordance with Section 5.2 or Section 5.3. 5.4.2 In any case of Polestar Supplier License Technology that is considered Common Polestar Technology the relevant Party leading the sourcing shall undertake to secure that Polestar is allowed to license such IP to Volvo Cars in accordance with Section 5.2. 5.4.3 In the case of Section 5.3, the Parties shall jointly undertake to secure that such IP may be further licensed to Volvo Cars. Such Third Party's IP shall not be licensed to Volvo Cars until the relevant consent has been given by the Third Party. In case Polestar is leading the sourcing, Polestar shall inform Volvo Cars without undue delay once consent has been given by the relevant Third Party. In case consent cannot be secured, the Parties shall make their best efforts to mitigate any limitations and, if necessary, support in finding an alternative solution to the reasonable satisfaction of both Parties. 6. AUDIT 6.1 During the term of the CM Agreement, Polestar shall have the right to, upon reasonable notice in writing to Volvo Cars, inspect Volvo Cars’ books and records related to the CM Results and the premises where the Work is carried out, in order to conduct quality controls and otherwise verify the statements rendered in this CM Agreement. 6.2 Audits shall be made during regular business hours and be conducted by Polestar or by an independent auditor appointed by Polestar. Should Polestar during any inspection find that Volvo Cars or the CM Results does/do not fulfil the requirements set forth herein, Polestar is entitled to comment on the identified deviations. Volvo Cars shall, upon notice from Polestar, take reasonable efforts to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee. 7. DELIVERY AND ACCEPTANCE 7.1 Volvo Cars shall provide and deliver the CM Results covered by the relevant approved Change Management activity, (or if not finalised, any part of the CM Results that has been finalised) to Polestar at the Gates or otherwise promptly after any part of the CM Results has been finalised. 7.2 The CM Results (or finalised part thereof) in question shall be provided and delivered as agreed upon in the relevant approved Change Management activity. Polestar may request that Volvo Cars shall provide Polestar certain CM Results by electronically loading files with the relevant information into a Data Room and otherwise provided as agreed between the Parties e.g. through knowledge transfer meetings. For clarity, if there are any further costs spent to administrate the provision of certain CM Results as requested by Polestar under the foregoing, Polestar shall be required to pay such costs. 7.3 Delivery of any CM Results (or finalised part thereof) covered by an approved Change Management activity, occurs when Polestar has either accepted, in accordance with Section 7.4, or acknowledge or not objected, in accordance with Section 7.5, to such delivery in accordance with what is set out below in this Section 7.

Agreement No.: PS22-016 Page 16 / 25 7.4 Polestar shall accept the delivery of the CM Results, and parts thereof, delivered according to Section 7.1 and 7.2, at the respective Gates, unless the CM Results upon delivery at that Gate deviate from the requirements set forth in the relevant approved Change Management activity. 7.5 If the CM Results has been delivered in accordance with Section 7.1 and 7.2, but Polestar has not accepted the delivery in time (i.e. at the Gates or as separately agreed) nor objected to the delivery due to it deviating from what is set out in Section 8.2.1, the delivery shall be deemed accepted by Polestar. 8. DELAYS, DEFECTS ETC. 8.1 Delays 8.1.1 Volvo Cars shall be deemed to be in delay where any of the Gates are met after the agreed delivery date for such Gate, unless the Parties have agreed for an extension of the time for meeting such Gate upon which the new agreed delivery date shall be relevant for determining whether Volvo Cars is in delay. 8.1.2 If Volvo Cars is in delay, or at any time believes that a Gate will not, or is unlikely to, be met in time, Volvo Cars shall inform Polestar of the reasons for and consequences of not meeting the Gate and shall take all steps reasonably necessary, including providing additional resources, to ensure that the requirements for the relevant Gate is met as soon as possible. For avoidance of doubt, Volvo Cars shall be entitled to reasonable compensation in accordance with this CM Agreement for work performed to meet a Gate in relation to a risk of, or an actual, delay unless otherwise stated in this Section 8.1 or Section 8.2.2. 8.1.3 Without prejudice to any other remedies available, the Parties acknowledge that Volvo Cars’ delay may be subject to Section 14.2. 8.2 Defects in delivery or the performance of development work 8.2.1 Once delivery has been made of the CM Results and six months thereafter the following shall apply in the event the CM Results, or any part thereof, after having met a Gate, deviate from the requirements set forth in the relevant approved Change Management activity, or otherwise are faulty or defective, Volvo Cars shall remedy such incompliance, fault or defect as soon as reasonably possible. 8.2.2 Polestar shall not be responsible for costs that relate to poorly executed work or work having been performed by personnel not qualified for such work, in breach of Section 2.6.1, as long as such costs would not have occurred had the work been properly executed or performed by qualified personnel. 8.3 Effects of Polestar’s actions 8.3.1 Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to delays which are due to Polestar’s non-fulfilment of any of its obligations under this CM Agreement and/or each executed Change Management activity. Further, any such delays which are due to Polestar shall give a corresponding extension of time to Volvo Cars for meeting any Gates.

Agreement No.: PS22-016 Page 17 / 25 8.3.2 Notwithstanding what is set out above in this Section 8, Polestar shall be responsible for costs relating to faults and defects which are due to Polestar’s non-fulfilment of any of its obligations under this CM Agreement and/or each executed Change Management activity. 9. WARRANTIES 9.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this CM Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this CM Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this CM Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 10. INDEMNIFICATION 10.1 General 10.1.1 The Parties acknowledge that all CM Results and any Volvo Cars’ Background IP is licensed to Polestar on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 9 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. However, the above does not exclude Volvo Cars’ limited undertaking in Section 8.2.1 above. 10.1.2 In addition, Volvo Cars does not make any warranties or representations as regards the functionality of any CM Results and/or Volvo Cars’ Background IP in relation to the Polestar Vehicle, or any Other Polestar Branded Vehicle. Polestar hereby releases Volvo Cars from all liability (and accordingly, cannot claim damages, compensation, price reduction etc.) in respect of errors, defects and deficiencies in any CM Results and/or Volvo Cars’ Background IP of whatever kind, whether visible or latent, including but not limited to errors of fact or law, errors regarding right of disposition, physical defects and deficiencies and damages arising due to product liability after the CM Results have been delivered to Polestar, however excluding Volvo Cars’ limited undertakings in Section 8.2.1. 10.1.3 The principles set out in this Section 10 is reflected in the Fee and the fact that Volvo Cars is not a supplier or consultant of systems or technical solutions, such as the CM Results, but merely a car manufacturer which normally only develops technical solutions for its own business purposes. 10.1.4 The principles set forth in this Section 10 are exclusive. Without limiting the generality of the foregoing in this Section 10, the Parties agree that no other remedy whatsoever under

Agreement No.: PS22-016 Page 18 / 25 any statute, law or legal principle shall be available to Polestar in relation to the licenses granted and/or work to be performed by Volvo Cars hereunder. 10.1.5 What is set forth in Section 10.1.1-10.1.4 above shall apply mutatis mutandis in relation the effectuated grant-back licenses set forth in Section 5.2 and 5.3 above. 10.2 Polestar’s indemnification 10.2.1 Polestar shall indemnify and hold Volvo Cars harmless from and against any and all direct damages, costs, losses and expenses, arising out of or in connection with Polestar’s use of any CM Results and/or any Volvo Cars’ Background IP, including but not limited to any Third Party claims on Intellectual Property Rights infringement. 10.2.2 Volvo Cars shall after receipt of notice of a claim related to Polestar’s use of any CM Results and/or any Volvo Cars’ Background IP from Volvo Cars notify Polestar of such claim in writing and Polestar shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Polestar shall at all times keep Volvo Cars informed of the status and progress of the claim and consult with Volvo Cars on appropriate actions to take. If Polestar fails to or chooses not to take actions to defend Volvo Cars within a reasonable time, or at any time ceases to make such efforts, Volvo Cars shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Polestar’s cost. Any settlement proposed by Polestar on its own account must take account of potential implications for Volvo Cars and shall therefore be agreed in writing with Volvo Cars before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim. 10.3 Volvo Cars’ indemnification 10.3.1 Volvo Cars shall indemnify and hold Polestar harmless from and against any and all direct damages, costs, losses and expenses, arising out of or in connection with Volvo Cars' use of any Polestar Technology licensed back to Volvo Cars hereunder, including but not limited to any Third Party claims on Intellectual Property Rights infringement. 10.3.2 Polestar shall after receipt of notice of a claim related to Volvo Cars’ use of any Polestar Technology licensed back to Volvo Cars hereunder from Polestar notify Volvo Cars of such claim in writing and Volvo Cars shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the Third Party presenting the claim and/or intervene in any suit or action. Volvo Cars shall at all times keep Polestar informed of the status and progress of the claim and consult with Polestar on appropriate actions to take. If Volvo Cars fails to or chooses not to take actions to defend Polestar within a reasonable time, or at any time ceases to make such efforts, Polestar shall be entitled to assume control over the defence against such claim and/or over any settlement negotiation at Volvo Cars’ cost. Any settlement proposed by Volvo Cars on its own account must take account of potential implications for Polestar and shall therefore be agreed in writing with Polestar before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

Agreement No.: PS22-016 Page 19 / 25 11. LIMITATION OF LIABILITY 11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this CM Agreement. 11.2 For each calendar year, each Party’s aggregate liability for any direct damages arising out of or in connection with this CM Agreement shall be limited to [***] by Polestar to Volvo Cars under this CM Agreement. 11.3 The limitations of liability set out in this Section 11 shall not apply in respect of damage; (a) caused by wilful misconduct or gross negligence, or (b) caused by a Party’s breach of the confidentiality undertakings in Section 13 below. 12. GOVERNANCE AND CHANGES 12.1 Governance 12.1.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this CM Agreement as well as issues and/or disputes arising under this CM Agreement. 12.1.2 The governance and co-operation between the Parties in respect of this CM Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. 12.1.3 If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Volvo Cars and Polestar Executive Alignment Meeting for decision. 12.2 Changes 12.2.1 During the term of an approved Change Management activity governed by this CM Agreement, either Party can request changes to the approved Change Management activity, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any requested change requests within a reasonable period of time. 12.2.2 The Parties acknowledge that Volvo Cars will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the approved Change Management activity.

Agreement No.: PS22-016 Page 20 / 25 12.2.3 The Parties further acknowledge that Polestar shall be responsible for all costs which relates to changes to the Work and/or approved Change Management activities, as well as other changes which are requested by Polestar. 13. CONFIDENTIAL INFORMATION 13.1 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this CM Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this CM Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.1 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is obtained from a Third Party who is free to divulge the same; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; (e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or (f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 13.2 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13. 13.3 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

Agreement No.: PS22-016 Page 21 / 25 13.4 If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 13.5 For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the CM Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Volvo Cars. 13.6 This confidentiality provision shall survive the expiration or termination of this CM Agreement without limitation in time. 14. TERM AND TERMINATION 14.1 This CM Agreement shall become effective retroactively from 1 January 2022 when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated by either Party upon 12 months’ written notice to the other Party or terminated in accordance with Section 14.2 below, remain in force during the validity of the license period of the license granted to Polestar hereunder. 14.2 Either Party shall be entitled to terminate this CM Agreement with immediate effect in the event (a) the other Party commits a material breach of the terms of this CM Agreement, which has not been remedied within 60 days from written notice from the other Party to remedy such breach (if capable of being remedied); or (b) the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 14.3 For avoidance of doubt, Polestar not paying the Fee, without legitimate reasons for withholding payment, shall be considered a material breach for the purpose of this CM Agreement. 14.4 Furthermore, Polestar is entitled to terminate this CM Agreement with immediate effect in case Volvo Cars acts in breach of what is set forth in Sections 8.1 and/or 8.2 and has not within 60 days from written notice from Polestar to remedy such breach (if capable of being remedied), taken necessary measures and/or remedy such incompliance, delay, fault or defect and after such issue has been escalated in accordance with the escalation principles set out in Section 17.1. 14.5 Polestar shall in addition be entitled to cancel any Change Management activity executed under Section 2.3 (Unique Change Management) as performed by Volvo Cars for convenience upon thirty 30 days written notice to Volvo Cars. In such event, Volvo Cars shall, upon request from Polestar, promptly make available in the Data Room (if applicable) any and all parts of the CM Results which have been finalised for delivery on the effective date of the cancellation. Moreover, the “CM Results” shall for the purposes of this CM

Agreement No.: PS22-016 Page 22 / 25 Agreement be considered such parts of the CM Results that Volvo Cars has finalised on the effective date of the cancellation. 14.6 In the event Polestar cancels the Work in accordance with Section 14.5 above, the Fee shall correspond to Volvo Cars’ costs for the Work performed up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Fee in accordance with the Main Document and any other reasonable proven costs Volvo Cars has incurred. 15. MISCELLANEOUS 15.1 Force majeure 15.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under the CM Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors. 15.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the CM Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 15.2 Notices All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this CM Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by email transmission, two hours after the time such email is sent provided no notice of email transmission failure is returned to the sender; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

Agreement No.: PS22-016 Page 23 / 25 in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set out in the Main Document, or to such other address, number or email address as a Party may designate. 15.3 Assignment 15.3.1 Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this CM Agreement without the other Party’s prior written consent. 15.3.2 Notwithstanding the above, each Party may assign this CM Agreement to an Affiliate without the prior written consent of the other Party. 15.4 Waiver Neither Party shall be deprived of any right under this CM Agreement because of its failure to exercise any right under this CM Agreement or failure to notify the infringing party of a breach in connection with the CM Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 15.5 Severability In the event any provision of this CM Agreement is wholly or partly invalid, the validity of the CM Agreement as a whole shall not be affected and the remaining provisions of the CM Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the CM Agreement, it shall be reasonably amended. 15.6 Entire agreement All arrangements, commitments and undertakings in connection with the subject matter of this CM Agreement (whether written or oral) made before the date of this CM Agreement are superseded by this CM Agreement and its Appendices. 15.7 Amendments Any amendment or addition to this CM Agreement must be made in writing and signed by the Parties to be valid. 15.8 Survival 15.8.1 If this CM Agreement is terminated or expires pursuant to Section 14 above, Section 4.1 (License grant), Section 4.2 (PS Unique Volvo Technology), Section 5.2 (Grant-back license to Common Polestar Technology), Section 5.3 (License to Polestar Technology not being Common Polestar Technology), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 15.8.2 Notwithstanding Section 15.8.1 above, if this CM Agreement is terminated due to Polestar not paying the Fee, without legitimate reasons for withholding payment, pursuant to

Agreement No.: PS22-016 Page 24 / 25 Section 14 above, Section 4.1 (License grant) and Section 4.2 (PS Unique Volvo Technology) shall not survive termination or remain in force as between the Parties after such termination. 15.8.3 Notwithstanding Section 15.8.1 above, if this CM Agreement is terminated due to Volvo Cars not reducing or repaying the Fee, or part thereof, without legitimate reasons for doing so, pursuant to Section 14 above, Section 5.2 (Grant-back license to Common Polestar Technology) and Section 5.3 (License to Polestar Technology not being Common Polestar Technology) shall not survive termination or remain in force as between the Parties after such termination. 16. GOVERNING LAW The CM Agreement and all non-contractual obligations in connection with the CM Agreement shall be governed by the substantive laws of Sweden without giving regard to its conflict of laws principles. 17. DISPUTE RESOLUTION 17.1 Escalation principles. 17.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. 17.1.2 The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. 17.1.3 If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Volvo Cars and Polestar Executive Alignment Meeting for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Volvo Cars and Polestar Executive Alignment Meeting. Should the matter not have been resolved by the Volvo Cars and Polestar Executive Alignment Meeting within 30 days counting from when the matter was referred to them, despite using

Agreement No.: PS22-016 Page 25 / 25 reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 . 17.1.4 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13. 17.1.5 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Volvo Cars and Polestar Executive Alignment Meeting in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 17.2 Arbitration 17.2.1 Any dispute, controversy or claim arising out of or in connection with the CM Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Gothenburg, Sweden, and the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three arbitrators. 17.2.2 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under the CM Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. 17.2.3 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to the CM Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. 17.2.4 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

Program Engineering Expense

Change Management Engineering Expense

	2022												2022
	January	February	March	April	May	June	July	August	September	October	November	December	
	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Full Year
	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]	[Currency]
Present Status													
Engineering													
Head cost	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Vehicle Platform	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	1250.000	15,000.000
	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Hired Service incl D&D	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Test Objects	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
All other	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Blue collar	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Rigs	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Subtotal Status	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**1,250.000**	**15,000.000**

	Hourly rate														
Hours White Collars	[Currency]	[Amount]	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Hours Blue Collars	[Currency]	[Amount]	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Hours Rigs			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Agreement No.: PS22-016 Page 1 / 3 CHANGE MANAGEMENT AGREEMENT APPENDIX 4 FEE AND PAYMENT TERMS 1. GENERAL This appendix determines the Fee and payment terms for the deliveries under this CM Agreement. 2. DEFINITIONS 2.1 Any capitalized terms used but not specifically defined herein shall have the meanings set out for such terms in this CM Agreement. In addition, the capitalized terms set out below in this Section 2 shall for the purposes of this Appendix 4 have the meanings described herein. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 “Actual Development Cost” means the total actual cost incurred when performing the Change Management activities under this CM Agreement, excluding all cost covered by the PS2 MY Program Agreements, calculated according to what is set forth in Section 3.1 below. 2.3 “[***]” means the [***], calculated according to what is set-forth in Section 4.1.2 or 4.1.3 below, used for the purpose of calculating the Fee for Common Change Management relating to hardware under this CM Agreement. 2.4 “[***]” means [***] calculated according to what is set-forth in Section 4.2.2 or 4.2.3 below, used for the purpose of calculating the Fee for Common Change Management relating to hardware under this CM Agreement. 3. GENERAL 3.1 The Actual Development Cost for the purpose of calculating the Fee under this CM Agreement shall be calculated on a time and material basis applying arm´s length hourly rates using the cost plus method, i.e. full cost incurred plus an arm´s length mark-up. The hourly rates should be reviewed and updated on an annual basis to be in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. 4. PRINCIPLES FOR DETERMINING THE FEE 4.1 Common Change Management in accordance with Section 2.2 of the General terms relating to hardware 4.1.1 The Fee payable by Polestar for Common Change Management shall be calculated based on [***] and shall be determined between the Parties on an annual basis, based on the activities performed in the Change Management when Volvo Cars develops such CM Results.

4.1.2 The [***] for Common Change Management, excluding Common Change Management relating to Common Polestar technology (Cat 3B), will be based on [***]

4.1.3 The [***] for Common Change Management relating to Common Polestar technology (Cat 3B) will be based on [***].

4.2 Common Change Management in accordance with Section 2.3 of the General Terms relating to software

4.2.1 The Fee payable by Polestar for Common Change Management in relation to software shall be based on [***] and shall be determined between the Parties on an annual basis, based on the activities performed in the Change Management when Volvo Cars develops such CM Results.

4.2.2 The [***] for Common Change Management, excluding Common Change Management relating to Common Polestar technology (Cat 3A), will be based on [***].

4.2.3 The [***] for Common Change Management relating to Common Polestar technology (Cat 3B) will be based on [***]

4.3 Unique Change Management in accordance with 2.3 of the General Terms

The Fee payable by Polestar for Unique Change Management shall be 100% of Actual Development Cost.

5. ACTUAL FEES

5.1 Actual Fees for 2022

5.1.1 **Estimated Fee for Common Change Management relating to hardware**

5.1.1.1 Based on current volume take rate, the estimated Fee should equal [***] of the actual development cost relating to the Change Management incurred by Volvo Cars. 5.1.1.2 5.1.2 The estimated Fee for 2022 is [***]. Estimated Fee for Common Change Management relating to software 5.1.2.1 Based on current volume take rate, the estimated Fee should equal [***] of the actual development cost relating to the Change Management incurred by Volvo Cars. 5.1.2.2 5.1.3 5.1.3.1 5.1.4 The estimated Fee for 2022 is [***]. Estimated Fee for Unique change management The estimated Fee for 2022 is [***] Total estimated Fees 5.1.4.1 The total estimated Fees for 2022 are [***]. 6. PAYMENT 6.1 The Fee under this CM Agreement is based on the total costs for all Change Management activities performed in accordance with the principles as set out in Section 4 above (i.e. the costs for each executed and approved Change Management is not invoiced separately). 6.2 The Actual Development Cost shall be invoiced on a quarterly basis, at the end of each quarter and payable within [***] after receipt of such invoice, provided all necessary permits from authorities, as applicable, has been received. 6.3 All amounts and payments referred to in this CM Agreement shall be paid in [***]. 6.4 The Party issuing the invoice is responsible for charging and declaring sales tax/VAT or other taxes as follow from applicable law. Any applicable sales tax/VAT on the agreed price will be included in the invoices and paid by Polestar. All amounts referred to in this CM Agreement are exclusive of VAT. 6.5 If the Party issuing the invoice is obligated to collect or pay taxes, such taxes shall be invoiced to the other Party, unless the other Party provides a valid tax exemption certificate authorized by the appropriate tax authority. If the Party receiving an invoice is required by law to withhold any taxes from its payments, such Party must provide an official tax receipt or other appropriate documentation to support this withholding. 6.6 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on [***]. 6.7 Any paid portion of the Fee is non-refundable, with the exceptions set out in this CM Agreement.

Appendix 5

Product Change management

FSR

VOLVO

Legend

* EWA = External Workspace Area (automatic sync between VC systems and Polestar/Geely systems)
When VIRA or VPC items affect Polestar will EWA automatically create a ticket in PIRA and update with latest status, approval and cost/technical data.
CBIT = Cross Brand Issue Tracker (to be used up to EWA)

** VC entitled to proceed with Lead Time Critical changes, see 2.5.2

Requirement (PS1, PS2, PS3)	Part category	R	A	S	I	Remark
Life-time responsibility over maintenance, Quality, Ratio, Design, Functional Grow and supplier contacts (HW + SW)	2, 3A and 4	VC	Polestar			Details regulated in the Business Agreement (i.e. commercial terms)
Facilitate meetings for Issue and Change management (i.e. CMQ Intake, AMQ, CMTM, PGM, CBSR)	All	VC		Polestar		
HW change: Initiate VPC for resolution SW change: Initiate SW Change management ticket for resolution	2, 3A and 4	VC	Polestar			HW change: Polestar approval** on Form, Fit, Function (FFF) in PIRA SW change: Polestar approval on Functional Grow (at CMTM meeting) and at OTA process
Supplier contact and negotiation (e.g. QOP/SP)	2, 3A and 4	VC			Polestar	SP shall cover both VC and Polestar program
System and complete vehicle verification	2, 3A and 4	VC		Polestar		CAE by default. If physical verification is needed shall this be done by each brand.


Timeline
FSR
EOL



Green *'Shared Tech'* flag in VC PLM (HW)
- KDP AA-screen indicates that part is shared with Polestar
- VC Platform Coordinator is notified by VPC system to consult Polestar
- Polestar shall decide over FFF

Gray flag in VC PLM (HW)
- Ingoing part or Content not used by Polestar,
- No sharing, no consultation.


Up to EWA*/Mulesoft integration
Report & monitor
Decide over FFF (HW)
CBIT*
VPC
Full responsibility
VIRA
Report issue


With EWA*/Mulesoft integration
PIRA
Report issue
PIRA
Decide over FFF (HW)
EWA/Mulesoft
VPC
Full responsibility
VIRA
Report issue

1

Appendix 5

VOLVO

Product Change management
Governance – Issue management

Governance

- Polestar will use the VC CMQ setup and will be part of the CMQ global deliveries.
- Polestar and VC-CMQ have a separate contractual agreement to analyze and identify temporary actions (ICA) for further decision. The issues (*Common* and *Unique*) can be reported by Polestar or VC CMQ and shall be presented in the CMQ Intake.
- Along with CMQ can VC and Polestar R&D report issues (*Common* and *Unique)*.
- The AMQ or Release Arena meeting clarifies if an issue will drive to a *Common* or *Unique* change.

Process

- VC shall report issues in VIRA;
  - Up to EWA implementation an issue shall be labeled 'Polestar' by the CMQ-PO or VC Platform coordinator.
  - With EWA active an issue shall be flagged 'Shared Tech' by the VC Platform coordinator with Polestar as affected External collaboration.
  - EWA will sync status till closure between VIRA and PIRA.
- Polestar shall report issues;
  - Up to EWA implementation direct in VIRA and an issue shall be labeled 'Polestar'.
  - With EWA active an issue shall be reported in PIRA.
  - EWA will sync status till closure between VIRA and PIRA.

2

Appendix 5

VOLVO

Product Change management
Governance – Change management

Legend

* VC is entitled to proceed with Lead Time Critical changes not awaiting a Polestar approval:
- critical due to legal requirement
- emergency related or product compliance
- the change is needed to fulfill type approval or has direct dependency to needed SW updates.

Governance
- Only VC can initiate the change management process on *common* content.
- Polestar and VC will appoint a team to investigate the technical impact of a proposed Quality/Ratio/Functional Grow item (from <FSR> on). Within VC is the Platform Coordinator (representative of a Function Group) the driver for this process.
- Up to EWA implementation; CBIT shall be used for the consultation with Polestar.
- The VC Platform Coordinator is responsible to upload correct cost and commercial related data in CBIT or VPC (e.g. piece costs, KU-task number, tooling costs, D&D etc.)

Type of changes

Common HW change
- Within terms of Business Agreement
- Connected to a RCM window [***] or Model Year update
- Polestar consulted for approval* on FFF during the VPC-PIRA process (so called TP4)

Unique HW change
- Requires a SR from Polestar
- Connected to a RCM window [***] or Model Year update
- Polestar consulted for 1st approval during SR process
- Polestar consulted for 2nd approval* on FFF during the VPC-PIRA process (so called TP4)
- Polestar part of Change Order approval process on Polestar Owned Design

Common SW change
- Within terms of Business Agreement
- Connected to a CMTM window [***] or Model Year update
- Polestar consulted for 1st approval in CMTM meeting if change is Functional Grow
- Polestar informed on purpose and certification impact as result of the SW Release Note
- Polestar consulted for 2nd approval during OTA process
- VIN numer interval, Market and Variant info at OTA approval

Unique SW change
- Requires a SR from Polestar
- Connected to a CMTM window [***] or Model Year update
- Polestar consulted for 1st approval during SR process
- Polestar consulted for 2nd approval in CMTM meeting if change is Functional Grow
- Polestar informed on purpose and certification impact as result of the SW Release Note
- Polestar part of OTA approval process
- VIN number interval, Market and Variant info at OTA approval

3

Appendix 5

Product Change management
HW change process

VOLVO

Legend

- Internal
- Interface to External
- Collaboration
- √ Function Group — Field as shared using EWA
- (1) Example of API TouchPoint where data is exported to External system (EWA)
- * w11, 27, 40 and 50
- ------ Dependent on the scope it might go to SOL or Release Arena Intake Meeting
- ** VC is entitled to proceed with Lead Time Critical changes not awaiting a Polestar approval, see 2.5.2



ART
SOL
N
Y
Compliance Affected – Certification required
RCM
Window*
Part responsible
Create VPC
KU connected after CBSR approval
EPIC answer
SOL
Intake
EPIC form.
VIRA or PIRA
AMQ
Common issue?
Y
N
PGM
Assign Model Year update
Y
CBSR
SharePoint
Frame work SR
Single SR
Basic Data
Investigate
Prepare for decision
Approved
VPC
Current Part Number
STC
Used by POLESTAR
Basic Data Completed
VPC ID #
RCP Task Number
Lead time critical Y/N
Final decision date
Description
Current Part Number
Function Group
VC Platform Coordinator
QOP/SP to supplier
Estimated Costs
Delta Piece Cost per Part Number
Tooling Costs (100%)
PC
Polestar Approved
Final decision
Final Decision
Final Decision
Date
Tooling Costs (100%)
D&D Costs (100%)
Delta Piece Cost
Approved PPAP Timing
VC Engineering Hours
CO
Approval process
1
2
3
4
5
EWA / Mulesoft
PIRA created by Mulesoft
PIRA ID #
Polestar Platform Coordinator
PIRA
<10days after (2)
<5days after (3)
Decide on FFF
Response
Response APPROVED**
Comment text
Additional costs
pre-Approval date
Approved by name
PC
Decision Accepted
Basic Data
Investigate
Prepare for decision
Approved

SW Change management SW Release Note Informed over change Compliance assessment Change Note (purpose) VIRA or PIRA Common issue? ?N Y Part responsible CMTM Window* ART PGM Assign Model Year update Y DR SOL Compliance Affected – Certification required N Y Window* SharePoint Field as shared in pdf-formatInternal * w04, 08, 14, 20, 26, 36, 42 and 47 Interface to External Collaboration Compliance Affected – Certification required STAR User information Dependent on the scope it might go to SOL or Release Arena Intake Meeting CBSR Frame work SR Single SR SharePoint EPIC form. SOL Intake EPIC answer KU connected after CBSR approval Polestar** approval OTA Approval process ** For Functional Grow Market, Variant, VIN-number interval Consumer SW Release Note Content Product Change management SW change process Legend AMQ/ Release Arena Appendix 5

Detailed Auditable Data SUMS RXSWIN High level Auditable Register (decided change) RXSWIN Legend SLA* SharePoint Interface to External Collaborative portal External Webpage SharePoint Internal High level Auditable Register (decided change) Detailed auditable data? Audit Y Declarations Introduction Date1, RXSWIN1, Type Approval1, SW Part No.1 Introduction Date1, RXSWIN2, Type Approval2, SW Part No.1 Introduction Date1, RXSWIN3, Type Approval3, SW Part No.1 Introduction Date1, RXSWIN4, Type Approval4, SW Part No.1 Introduction Date1, RXSWIN5, Type Approval5, SW Part No.1 Introduction Date1, RXSWIN6, Type Approval6, SW Part No.1 Introduction Date1, RXSWIN7, Type Approval7, SW Part No.1 Introduction Date1, RXSWIN8, Type Approval8, SW Part No.1 Introduction Date1, RXSWIN9, Type Approval9, SW Part No.1 Introduction Date1, RXSWIN10, Type Approval10, SW Part No.1 Find Information in Auditable Register RXSWIN: Type Approval: VIN: Configuration: SW Part No. : user name, organization KU connected to SLA * Service Level Agreement Technical services and Authorities STAR User information Investigation needed? Matrix    N Y PRC PCO Product Change management SUMS interaction (HW and SW change) Appendix 5

Appendix 6 Part categorization

Part categorization and IP principles

VOLVO

Category	Definition	Scope	Principles: Development	Principles: IP	Principles: Tool ownership	Principles: SW related	Principles: Change management controlled by
1	Polestar Technology + Polestar Supplier License Technology	o Polestar Unique - New o Polestar Supplier License Technology	o Unique Polestar technology o Developed purchased as a service from Volvo o Polestar may use the technology and further develop o Assignment of Third Party licenses subject to supplier regulations and approval	o IP owned by Polestar o Unique to Polestar branded vehicles o Volvo might request non-exclusive license	Polestar	Polestar access right to object code and source code with no limitations	By Polestar
2	PS Unique Volvo Technology + Volvo Supplier License Technology	o Modified Volvo Technology - Unique for Polestar o Volvo Supplier License Technology	o Based on Volvo technology o Polestar may use the technology and further develop for Polestar branded vehicles	o IP owned by Volvo o Exclusive license to Polestar branded vehicles o Volvo may transform to non-exclusive license	Volvo	o Polestar may use object code without limitations o Polestar may not transfer or sublicense source code to 3rd party	By Volvo
3A	Volvo Technology + Volvo Supplier License Technology	o New and Modified Top Hat Common o New and Modified Architecture Common Volvo Supplier License Technology	o Based on Volvo technology o Developed as a service from Volvo o Technology considered common if both parties have planned to use such technology according to strategy and product program decisions. o Polestar may use the technology and further develop for Polestar branded vehicles. o Polestar is not allowed to modify the common technology Volvo is using, in a way that would impact Volvo operations	o IP owned by VC o Non-exclusive license to Polestar branded vehicles o VC may transform to non-exclusive license			
3B	Common Polestar Technology + Polestar Supplier License Technology	o New and Modified Top Hat Common o New and Modified Architecture Common	o Based on Polestar technology o Technology considered common if both parties have planned to use such technology according to strategy and product program decisions. o Developed as a service from Volvo o Polestar may use the technology and further develop	o IP owned by Polestar o Non-exclusive license to Volvo branded vehicles	Polestar	Polestar access right to object code and source code with no limitations	By Polestar
4	Volvo Technology	o Existing Volvo technology 100% carry over o Volvo Supplier License Technology	o Existing Volvo Technology o Polestar may use the technology and further develop for Polestar branded vehicles o Polestar is not allowed to modify the common technology Volvo is using, in a way that would impact Volvo operations	o IP owned by VC o Non-exclusive license to Polestar branded vehicles for PS1 and PS2 parts	Volvo	o Polestar may use object code without limitations o Polestar may not transfer or sublicense source code to Third Parties	By Volvo

Volvo = Volvo Cars

PS = Polestar

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